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                                                                   EXHIBIT 10.38

                              [Novellus Letterhead]

December 11, 2003

Mr. Peter Hanley
5130 Blackhawk Drive
Danville, CA 94506

Dear Peter:

Congratulations on your retirement as an officer of Novellus effective December 31, 2003. While you will continue as a part-time employee of the Company over the next several years until December 31, 2007, it will not be at the hectic pace of the last eleven years.

As you and I discussed and as set forth below, you will be entitled to receive a one-time bonus payment of $650,000 payable 50% on January 1, 2004, 25% on January 1, 2005, 12-1/2% on January 1, 2006 and 12-1/2% on January 1, 2007. In
addition, you will be paid $50,000 per year for your part-time employment from January 1, 2004 until December 31, 2007. Your unvested stock options will continue to vest until December 31, 2007. You may exercise your company stock options until the earlier of their contractual termination or March 30, 2008.

Novellus will continue to pay one hundred percent of the cost of your medical, dental, vision, life and long term disability insurance coverage and a portion for your dependents during this entire period. Your pre-tax payroll deductions for your share in the cost of dependent coverage must continue in order to maintain coverage for them. The life insurance benefit would be paid to your beneficiary at 2x the rate of your then current salary. That means because your salary will be $50,000 it would pay the maximum benefit allowed of $100,000. After December 31, 2007 you will be eligible to convert your life insurance coverage to an individual policy.

After December 31, 2007, you and your spouse will also receive medical, dental and vision insurance coverage for life under the Company's "Officers' Retirement Medical and Dental Coverage Plan." Except for the terms outlined in this letter, you will not be entitled to any compensation, benefits or other perquisites of employment after December 31, 2007.

As a result of the retirement benefits outlined above, you consent that all prior agreements related to employment, retirement or severance benefits are void including your original employment agreement dated June 18, 1992.

As a continuing part-time employee of the Company, you represent and warrant that, during the term of this agreement, you shall not, without the prior written consent of the Company, either (i) undertake or perform any work, whether in the form of an employment, independent contractor, or other relationship, for or on behalf of a competitor or potential competitor of the Company; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities hereunder or create a conflict of interest with the Company. You shall make full and complete written disclosure to the Company of your intention to provide services to a third party prior to commencement of any work for a third party. The parties agree that the Company's consent and your disclosure are necessary to ensure that you do not, directly or indirectly, disclose to any third parties the confidential and/or proprietary information of the Company. In the event that you do not disclose, or the Company does not consent, and the Company determines that you have undertaken or actually performed any work which conflicts or impedes successful accomplishment of the purposes of this agreement; then the Company reserves the right to

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terminate this agreement with you for cause. The December 31, 2007 termination date could then be adjusted to the date you received written termination for cause. In addition, any violation of this agreement will result in forfeiture of all compensation, including any otherwise accrued bonus, set forth in this agreement.

It has been enjoyable working with you over the last eleven years. You have made many lasting contributions to the company that will always be appreciated. You have had a lasting effect on the company and the people with whom you have worked and we look forward to continuing to work with you over the next four years.

Sincerely,

NOVELLUS SYSTEMS, INC.

/s/ Richard S. Hill

Richard S. Hill
Chairman and CEO

Accepted:

/s/ Peter R. Hanley

Peter R. Hanley
President

cc:      Novellus Board of Directors
         Novellus Human Resources Department